Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE	April 14, 2025

BUTLER NATIONAL CORPORATION APPOINTS JULIE M. BOWEN
TO BOARD OF DIRECTORS

Addition of Independent Director and Audit Committee Financial Expert underscores commitment to Corporate Governance

New Century, Kansas, April 14, 2025 - Butler National Corporation (OTCQX: BUKS), a leader in the growing global market for specialized aircraft structural modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces that addition of Julie M. Bowen to the Butler National Corporation Board of Directors.

“We are pleased that Julie Bowen has joined the Butler National Board. Ms. Bowen brings broad financial expertise to enhance the Board, and she will be a strong asset for the Audit Committee. We value Ms. Bowen’s independence and status as an audit committee financial expert under the Securities and Exchange Commission regulations,” commented Jeffrey D. Yowell, Executive Chairman of Butler National Corporation. Joseph P. Daly, Lead Independent Director, added, “Julie Bowen is well positioned for the new Butler National director position. Ms. Bowen’s appointment is another example of the company’s commitment to good governance.”

Ms. Bowen, a certified public accountant, is a seasoned executive leader with extensive experience in accounting operations, strategic planning, finance, mergers and acquisitions and stakeholder relations. As Chief Financial Officer of Legacy Infrastructure Group since 2022, she has demonstrated expertise in driving enterprise value growth through financial leadership, efficiency analysis, strategy, planning and M&A initiatives. Ms. Bowen has public accounting audit experience with her employment as an Audit Senior Associate at KPMG, LLP. Ms. Bowen’s role as a director and audit committee member requires completion of a satisfactory Kansas Racing and Gaming Commission background investigation.

Ms. Bowen holds a B.S. degree in Business Administration and Accounting as well as a Master of Accountancy degrees, both from Kansas State University.

“I look forward to the opportunity to use my professional skills and experience to add accounting and finance depth to the Butler National Corporation Board. It is exciting to join the Butler team in this time of organic growth and change,” commented Ms. Bowen.

About Butler National Corporation

Butler National Corporation, a 50-year old public stock company, operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the manufacture, sale and service of electronic equipment and modifications to aircraft structures and electrical systems to support special mission and commercial aviation operations. Additionally, we operate two Federal Aviation Administration ("FAA") Repair Stations. Butler National companies, Avcon Industries, Inc. and Butler Avionics, Inc. concentrate on enhancements to Learjet, Beechcraft King Air, Cessna Caravan, Gulfstream, and other turbine powered aircraft. Butler National-Tempe designs and manufactures robust electronic controls and cabling.

The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 16 table games and a DraftKings branded sportsbook.

See our website: www.butlernational.com

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For investor information, contact:

David Drewitz, Investor Relations

david@creativeoptionscommunications.com

972-814-5723

Or email:

Mackenzie Giller, Operations

Butler National Corporation

mgiller@butlernational.com